UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VENTIV HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VENTIV HEALTH, INC.

200 Cottontail Lane

Vantage Court North

Somerset, New Jersey 08873

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2003

May 16, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Ventiv Health, Inc. (the “Company”) to be held at the offices of Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, New York, New York 10110 on June 18, 2003, at 3:00 p.m., local time, for the following purposes:

1.	To elect six (6) directors of the Company;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2003; and

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 28, 2003 will be entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON YOUR PROXY CARD. AN ADMISSION CARD IS INCLUDED IF YOU ARE A STOCKHOLDER OF RECORD. IF YOUR SHARES ARE HELD IN STREET NAME, AN ADMISSION CARD IN THE FORM OF A LEGAL PROXY WILL BE SENT TO YOU BY YOUR BROKER. IF YOU DO NOT RECEIVE THE LEGAL PROXY IN TIME, YOU WILL BE ADMITTED TO THE ANNUAL MEETING BY SHOWING YOUR MOST RECENT BROKERAGE STATEMENT VERIFYING YOUR OWNERSHIP OF COMMON STOCK AS OF THE RECORD DATE.

By Order of the Board of Directors,

John R. Emery

Secretary

VENTIV HEALTH, INC.

200 Cottontail Lane

Vantage Court North

Somerset, New Jersey 08873

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2003

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ventiv Health, Inc. for use at the 2003 Annual Meeting of Stockholders to be held at the offices of Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, New York, New York 10110 on June 18, 2003, at 3:00 p.m., local time. The purpose of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting.

The Company is mailing its Annual Report to Stockholders for the year ended December 31, 2002, along with this Proxy Statement and the enclosed proxy. The 2002 Annual Report to Stockholders does not form any part of the materials for the solicitation of proxies.

The Company will pay the cost of all proxy solicitations. In addition to the solicitation of proxies by mail, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, telecopy and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Also, the Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

This Proxy Statement and the enclosed proxy are first being mailed to the Company’s stockholders on or about May 16, 2003.

Voting and Revocability of Proxies

A proxy for use at the meeting and a return envelope are enclosed. Shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) outstanding as of the record date for the meeting and represented by a properly executed proxy, if such proxy is timely received and not revoked, will be voted at the meeting in accordance with the instructions indicated in such proxy. If no such instructions are indicated, such shares will be voted “FOR” the election of the six nominees for director named in the proxy and “FOR” ratification of the appointment of the independent auditors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Except for the matters discussed in this Proxy Statement and reflected in the proxy, management is not aware of any other matters which are likely to be brought before the meeting. If any such matters properly come before the meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the

Company a duly executed proxy bearing a later date or (3) voting in person at the meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Ventiv Health, Inc., 200 Cottontail Lane, Vantage Court North, Somerset, NJ, 08873, Attention: Corporate Secretary.

Voting Procedures

All holders of record of the Company’s Common Stock at the close of business on April 28, 2003 will be eligible to vote at the 2003 Annual Meeting. Each holder of Common Stock is entitled to one vote on each matter properly brought before the meeting for each share held by such stockholder on the record date. As of the close of business on April 28, 2003, there were 22,958,776 shares of Common Stock outstanding.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (as hereinafter defined) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the meeting. At all meetings of the stockholders at which a quorum is present, except to the extent otherwise provided by law, all matters are decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy and entitled to vote on that matter. A “broker non-vote” occurs with respect to a proposal when a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares.

Directors are elected by plurality, which means that the six persons for whom the highest number of votes are cast will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality, except that the accompanying proxy will be voted for the six nominees in the absence of instructions to the contrary. Consequently, shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

The proposal for ratification of the appointment of the independent auditors is subject to approval by a majority of the shares present and entitled to vote on that matter. Shares subject to broker non-votes will not be considered to have been voted for the proposal and will not counted as present in determining whether a majority of the shares present and entitled to vote on a matter have approved the proposal. An abstention will have the same effect as a vote against the proposal.

The inspectors of election will treat shares represented by executed proxies that abstain from voting as shares that are present and entitled to vote for purposes of determining whether a matter is approved. Broker non-votes will not be treated as present and entitled to vote at the meeting for purposes of determining whether a proposal is approved at the meeting.

Voting of Proxies

Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted “FOR” election of each nominee for director named herein. For purposes of determining the number of votes cast with respect to the matters presented to the stockholders at the meeting other than the election of directors, only those cast “FOR” or “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

The Certificate of Incorporation and Bylaws of the Company provide that directors shall be elected at each annual meeting of the Company’s stockholders. The number of directors constituting the full Board of Directors currently is fixed at eight (8) directors, with two (2) positions vacant. The Company is currently seeking to fill the two vacant positions with individuals who have pharmaceutical industry background and who are independent from the Company, but has not yet identified nominees for these positions. Proxies may not be voted for a greater number of persons than the number of nominees named.

Six (6) nominees are named in this Proxy Statement. If elected, each of the directors will serve for a one-year term expiring at the 2004 Annual Meeting or at the earlier of his resignation or removal. The Board of Directors has nominated the six (6) incumbent directors for election to the Board: Daniel M. Snyder, Eran Broshy, Fred Drasner, A. Clayton Perfall, Donald Conklin and John R. Harris.

Approval of the election of each of the nominees as directors of the Company requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote “FOR” the six (6) nominees named by the Board of Directors.

The Board of Directors expects that all of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The following information is as of May 1, 2003.

Name and present position, If any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Daniel M. Snyder,
Chairman of the Board

Daniel M. Snyder, 38, has served as the Co-Chairperson and, since October 2001, the Chairman of the Board of Directors of the Company since Ventiv’s separation from Snyder Communications, Inc. in September 1999. Mr. Snyder is the Owner and Chairman of the Washington Redskins football team. Mr. Snyder was Chairman and a founder of Snyder Communications, Inc. and served as Chief Executive Officer of Snyder and its predecessors from 1987 to September 2000. Mr. Snyder is a member of the Board of Directors of McLeodUSA Incorporated.

Eran Broshy,
Officer

Eran Broshy, 44, has served as a director and the Chief Executive Officer of the Company since Ventiv’s separation from Snyder Communications, Inc. in September 1999. Prior to joining Ventiv, Mr. Broshy spent 14 years with the Boston Consulting Group, and most recently served as the partner responsible for the firm’s North American healthcare practice. From 1998 to 1999, Mr. Broshy served as President and Chief Executive Officer of Coelacanth Corporation, a privately-held biotechnology company.

Name and present position, If any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Fred Drasner,
Director

Fred Drasner, 60, has been a director of the Company since September 1999. Mr. Drasner has been Chief Executive Officer of Daily News, L.P. and Co-Publisher of the New York Daily News, since 1993. Mr. Drasner also serves as the co-Chairman of U.S. News & World Report, Chairman of Applied Graphics Technologies, Inc., and Chairman and Chief Executive Officer of Applied Printing Technologies.

A. Clayton Perfall,
Director

A. Clayton Perfall, 44, has been a director of the Company since Ventiv’s separation from Snyder Communications, Inc. in September 1999. He currently serves as Chief Executive Officer of AHL Services, Inc. a non-pharmaceutical, outsourced sales and marketing company. Prior to taking this position in October 2001, Mr. Perfall served as Chief Executive Officer of Convergence Holdings, Corp. Prior to taking this position in January 2001, Mr. Perfall served as the Chief Financial Officer and a director of Snyder Communications, Inc. from 1996 to September 2000. Prior to joining Snyder Communications, Inc., Mr. Perfall spent fifteen years with Arthur Andersen LLP.

Donald Conklin,
Director

Donald Conklin, 66, has been a director of the Company since September 1999. Prior to joining the Company’s Board, Mr. Conklin worked for 37 years with Schering-Plough Corporation. He was President of the worldwide pharmaceutical operations for 10 years and Chairman of its Health Care Products division for two years. Mr. Conklin is a member of the Boards of directors of Vertex Pharmaceuticals, Inc. and Alfa Cell, Inc.

John R. Harris,
Director

John R. Harris, 54, has been a director of the Company since May 2000. Mr. Harris is the President and Chief Executive Officer of Delinea Corporation, a software and services provider. Prior to joining Delinea Corporation, Mr. Harris was the President and Chief Executive Officer of ExoLink Corporation, a leading provider of retail energy transaction management services for the deregulating energy market. Prior to joining ExoLink Corporation, Mr. Harris was the Chairman and Chief Executive Officer of Ztango.com, a provider of wireless Internet software and solutions for e-companies, wireless network operators and corporations. Prior to joining Ztango.com in 1999, Mr. Harris spent 25 years with Electronic Data Systems, during which he held a variety of executive leadership positions encompassing sales, marketing, strategy and operations, including his final position as Corporate Vice President, Marketing & Strategy. Mr. Harris is a member of the Board of Directors of Applied Graphics Corporation and Genuity, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY FOR THE TERM INDICATED.

Compensation of Directors

John R. Harris and Donald Conklin have received compensation of $25,000 per year plus $1,000 for attendance at each Board of Directors or Board Committee meeting or teleconference call since the date each individual was elected to the Board of Directors. The remaining non-management directors began receiving this same compensation package commencing on July 1, 2002 through December 31, 2002. Beginning January 1, 2003 all non-management directors began receiving compensation of $35,000 per year plus $1,000 for attendance at each Board of Directors or Board Committee meeting or teleconference call. In addition, on January 1, 2003 Board Committee Chairpersons began receiving additional annual compensation in the following amounts: Daniel M. Snyder (Chairman of the Board)—$15,000, Fred Drasner (Chairman of the Compensation Committee)—$15,000 and A. Clayton Perfall (Chairman of the Audit Committee)—$25,000. Eran Broshy is not additionally compensated for attending Board meetings or teleconference calls.

Non-management members of the Board of Directors have received options to purchase shares of Common Stock in the Company at the following dates and in the following amounts:

	Date	Number of Options
Daniel M. Snyder	September 1999	150,000
	December 2002	150,000

Fred Drasner	September 1999	100,000
	December 2002	100,000

A. Clayton Perfall	September 1999	100,000
	December 2002	100,000

Donald Conklin	September 1999	50,000
	December 2002	50,000

John R. Harris	May 2000	50,000
	December 2002	50,000

Non-management directors’ options vest at a rate of 25% per year on the anniversary of the grant date, except for those options granted in December 2002, which vest at a rate of 25% per year from the anniversary of the date each individual was initially elected to the Board of Directors. Based on these dates, all of the options granted in December 2002 are 75% vested as of June 18, 2003.

Board of Directors and Committees of the Board

The Board of Directors held 8 meetings or teleconference calls during 2002. No director attended fewer than 75% of the aggregate of the total of Board and Committee meetings during the past year.

The Board of Directors currently has a standing Audit Committee and a standing Compensation Committee, which convened regularly during 2002.

Compensation Committee

The Compensation Committee, which was established in September 1999, currently consists of Messrs. Drasner (Chairman) and Conklin. The Compensation Committee is responsible for approving compensation arrangements for executive management, reviewing compensation plans relating to officers of the Company and its subsidiaries, grants of options and other benefits under the Company’s Stock Incentive Plan and reviewing generally the Company’s employee compensation policy. During 2002, the Compensation Committee held 5 meetings.

Audit Committee

The Audit Committee, which was established in September 1999, currently consists of Messrs. Conklin, Harris and Perfall (Chairman). The Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the selection of the Company’s outside auditors and the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements.

The Audit Committee held four meetings during 2002. All members of the Audit Committee are “independent” under the Nasdaq rules applicable to the Company. The Board of Directors has adopted a written charter for the Audit Committee.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Indemnification

Limitation of Liability of Directors

Section 145 of the Delaware General Corporation Law permits the indemnification of directors, officers, employees and agents of a Delaware corporation. The Company’s by-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation also limits the liability of directors of the Company for damages in derivative and third party lawsuits for breach of a director’s fiduciary duty except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction for which the director derived improper personal benefit.

The limitation of liability applies only to monetary damages and, presumably, would not affect the availability of equitable remedies such as injunction or rescission. The limitation of liability applies only to the acts or omission of directors as directors and does not apply to any such act or omission as an officer of the Company or to any liabilities imposed under federal securities law.

Insurance

Pursuant to a contract of insurance for the period beginning January 1, 2003 and ending on January 1, 2004, with XL Specialty Insurance Company, One Constitution Plaza, 16th floor, Hartford, CT 06103, the

Company maintains a $20,000,000 directors’ and officers’ indemnification insurance policy providing indemnification for certain of the Company’s directors, officers, affiliates, partners and employees for certain liabilities. The annual premium for such insurance is $607,000. During 2002, no payments were received under the Company’s indemnification insurance.

AUDIT COMMITTEE REPORT

The following is the report of the Ventiv Health, Inc. Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2002:

Review with Management

The Committee has reviewed and discussed Ventiv Health, Inc.’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Committee has discussed with Deloitte & Touche LLP, Ventiv Health, Inc.’s independent auditors for 2002, the matters required to be discussed under Statement of Auditing Standards No. 61, “Communications with Audit Committees” (as promulgated by the AICPA) regarding the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting.

The Committee has also received disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche LLP their independence.

Conclusion

Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that its audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Donald Conklin

John R. Harris

A. Clayton Perfall (Chairman)

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by (i) the person who served as the Corporation’s chief executive officer during the last completed fiscal year, (ii) the four most highly compensated officers of the Corporation other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and (iii) certain executive officers who were not serving as an executive officer at the end of the last fiscal year but would have been included under (ii) above if such officer was an executive officer at the end of such fiscal year, for services rendered in all capacities to the Corporation.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position(s)	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options /SARs	All Other Compensation (c) (d) (e)
Eran Broshy	2002	$468,250	$250,000		—	120,000
Chief Executive Officer	2001	$430,995	—
Ventiv Health, Inc.	2000	$431,912	—

John R. Emery (1)	2002	$283,469	$111,115		—	80,000
Chief Financial Officer	2001	$108,000	$21,000		—	200,000
Ventiv Health, Inc.

Leonard J. Vicciardo	2002	$281,190	$100,000		—	80,000
President	2001	$273,000	$181,500		—	52,000
Health Products Research	2000	$262,500	$165,000

Terrell G. Herring	2002	$260,556	$150,000		—	135,000
President	2001	$175,266	$51,705		—	38,000
Ventiv Health – U.S. Sales	2000	$156,039	$20,940		—	8,000

Patrick Fourteau (2)	2002	$262,253
President – Worldwide Sales	2001	$328,867	$55,000		—	82,000
Ventiv Health, Inc.	2000	$282,692	$80,000		$300,000	50,000

(1)	Mr. Emery joined the Company in August 2001. Had Mr. Emery been employed by Ventiv Health, Inc. since the beginning of 2001, he would have received an annual salary of $270,000.
(2)	Mr. Fourteau was awarded 29,448 shares of restricted stock on January 24, 2000. Of the 29,448 shares awarded to Mr. Fourteau pursuant to his restricted stock award, 14,724 shares, representing fifty percent of Mr. Fourteau’s restricted shares of Common Stock, having a market value of $53,890 as of December 31, 2001, had vested as of January 24, 2002. Mr. Fourteau’s employment with the Company was terminated on November 11, 2002. Had Mr. Fourteau been employed by Ventiv Health, Inc. through the end of 2002, he would have received an annual salary of $285,748.

Option Grants in Fiscal 2002

The following table sets forth information with respect to option grants during fiscal 2002 to the individuals named in the Summary Compensation Table pursuant to the Company’s 1999 Stock Incentive Plan.

Name	Securities Underlying Options Granted (# of shares) (1)	% of Total options Granted to Employees in 2002(1)	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Eran Broshy	120,000	6.1%	$1.66	12/11/2012	$125,276	$317,473
John R. Emery	80,000	4.1%	$1.66	12/11/2012	$83,517	$211,648
Leonard J. Vicciardo	80,000	4.1%	$1.66	12/11/2012	$83,517	$211,648
Terrell G. Herring	25,000	1.3%	$2.70	03/11/2012	$42,451	$107,577
	30,000	1.5%	$2.08	04/22/2012	$39,243	$99,450
	80,000	4.1%	$1.66	12/11/2012	$83,517	$211,648
Patrick Fourteau	—	—	—	—	—	—

(1)	Options granted in 2002 exclude options issued to replace existing options under Company’s May 2002 Employee Stock Option Tender Offer.

The following table sets forth information with respect to options exercised during fiscal 2002 to the individuals named in the Summary Compensation Table pursuant to the Company’s 1999 Stock Incentive Plan.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised in-the-money Options/SARs Fiscal Year End Exercisable/Unexercisable
Eran Broshy	—	—	251,999 / 371,999	$0 / $44,400
John R. Emery	—	—	0 / 280,000	$0 / $29,600
Leonard J. Vicciardo	—	—	3,000 / 89,000	$0 / $29,600
Terrell G. Herring	—	—	0 / 110,000	$0 / $29,600
Patrick Fourteau	—	—	45,500 / 86,500	$0 / $0

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information, to the knowledge of the Company, as of April 28, 2003 (except as otherwise noted), with respect to the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers of the Company named in the Summary Compensation Table under “Executive Compensation,” and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class(1)
Daniel M. Snyder(2)	3,042,557	13.3%
Fred Drasner(3)	880,204	3.8%
A. Clayton Perfall(4)	150,000	*
Donald Conklin(5)	75,000	*
John R. Harris(6)	75,000	*
Eran Broshy(7)	659,921	2.9%
John R. Emery(8)	50,000	*
Leonard J. Vicciardo(9)	84,366	*
Terrell G. Herring(10)	33,750	*
Mortimer B. Zuckerman(11)	1,621,016	7.1%
State of Wisconsin Investment Board(12)	4,286,700	18.7%
Mellon Financial Corporation(13)	2,623,796	11.4%
The TCW Group(14)	2,020,161	8.8%
All directors and executive officers as a group (8 persons)	5,050,798	22.0%

*	Denotes less than 1%.
(1)	Based upon 22,958,776 shares of Common Stock outstanding as of April 28, 2003
(2)	Includes 225,000 shares of common stock issuable upon exercise of options. The address for Daniel M. Snyder is 21300 Redskin Park Drive, Ashburn, Virginia 20147.
(3)	Consists of (i) 108,434 shares owned by Mr. Drasner in his individual capacity and over which he exercises sole voting and investment discretion, (ii) 355,104 shares beneficially owned by Mr. Drasner as limited partner in College Marketing and (iii) 266,666 shares beneficially owned by Mr. Drasner as a result of his ownership of F.D. Sutton, LLC (“Sutton”) a limited liability company of which Mr. Drasner is the sole member. Also includes 150,000 shares of common stock issuable upon exercise of options.
(4)	Consists of 150,000 shares of common stock issuable upon exercise of options.
(5)	Consists of 75,000 shares of common stock issuable upon exercise of options.
(6)	Consists of 75,000 shares of common stock issuable upon exercise of options.
(7)	Includes 377,953 shares of common stock issuable upon exercise of options.
(8)	Includes 50,000 shares of common stock issuable upon exercise of options.
(9)	Includes 69,250 shares of common stock issuable upon exercise of options.
(10)	Includes 33,750 shares of common stock issuable upon exercise of options.
(11)	Consists of shares of common stock held by USN College Marketing, L.P. (“College Marketing”) (a limited partnership of which USN College Marketing, Inc. (“USN Inc.”) is the general partner and Fred Drasner is the sole limited partner) and attributable to USN Inc.’s general partnership interest in College Marketing. USN Inc. is owned one-third by Mortimer B. Zuckerman and two-thirds by the MBZ Trust of 1996, for which an outside person acts as the Trustee. Mr. Zuckerman is the sole director of USN Inc.
(12)	Ownership is as reported in Schedule 13G of State of Wisconsin Investment Board (“State of Wisconsin”), as amended, and is as of February 14, 2003. State of Wisconsin’s address is P.O. Box 7842, Madison, WI 53707.
(13)	Ownership is as reported in Schedule 13G of Mellon Financial Corporation (“Mellon”), as amended, and is as of January 16, 2003. Mellon’s address is One Mellon Center, Pittsburgh, Pennsylvania 15258.
(14)	Ownership is as reported in Schedule 13G of the TCW Group, Inc. (“TCW”), as amended, and is as of February 3, 2003. TCW’s address is 865 South Figueroa Street, Los Angeles, California, 90017.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

In accordance with the rules of the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company offers this report regarding its executive compensation policy and compensation program for the Chief Executive Officer and other executive officers of the Company in effect for 2002.

This report, as well as the Performance Graph on page 15, including the information contained in this report, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

During 2002, the Compensation Committee established the compensation of the Company’s executive officers including its Chief Executive Officer. The Compensation Committee administered the Company’s Stock Incentive Plan during 2002 for the Company’s officers and key employees.

Executive Compensation Policy

During 2002, in setting executive compensation, the objective of the Compensation Committee was to attract, retain and motivate highly qualified employees and executive officers that contribute to growth in stockholder value over time. To accomplish this objective, the Compensation Committee seeks to provide strong financial incentives to the Company’s executive officers, at a reasonable cost to the Company and its stockholders. Compensation currently consists principally of salary, annual performance-based bonuses and stock options granted under the Company’s Stock Incentive Plan. In establishing certain components of compensation, the Compensation Committee seeks to provide the Company’s executive officers with a strong financial incentive aligned with the business objectives and performance of the Company, thereby reflecting the interests of the Company’s stockholders. The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and the Company’s other executive officers.

Executive Officer Compensation

During 2002, the Company’s compensation for its executive officers consisted principally of salary, bonus and awards under the Company’s Equity Incentive Plan. In setting base salaries for 2002, the Compensation Committee used a subjective evaluation process considering the officer’s position, level and scope of responsibility, as well as the recommendations of management with respect to base salary for such executive officer. The Compensation Committee also sought to set salaries at levels that, in the opinion of the members of the Compensation Committee, approximate the salary levels for international health services providers that are comparable to the Company. In addition, all of the Company’s executive officers have employment agreements that establish a base salary, subject to such increases as may be approved by the Company. See “Executive Compensation—Executive Employment Contracts.”

Bonuses are awarded principally on the basis of the Company’s performance during the period and on the Compensation Committee’s assessment of the extent to which an executive officer contributed to the overall profitability of the Company or a particular operating division of the Company for a specific period. In awarding performance-based bonuses, the Compensation Committee during 2002 sought to set such bonuses at a level that would provide executive officers eligible to receive such bonuses with a strong incentive to contribute to the success and profitability of the Company. During 2002, a total of $611,115 was earned in bonuses by the Chief Executive Officer, the Chief Financial Officer and the other three (3) most highly compensated executive officers of the Company.

Compensation of the Chief Executive Officer

The Company’s predecessor hired Mr. Broshy as Chief Executive Officer in June 1999 and entered into an employment agreement with him at that time. The employment agreement, which is described below, resulted from arms’-length negotiations. The Committee believes that the compensation provisions contained in the employment agreement were necessary to secure Mr. Broshy’s employment and are in the best interests of the Company and its stockholders.

The Compensation Committee determined during 2002 that the level of base salary and bonus paid and options granted to Mr. Broshy for the 2002 fiscal year were appropriate, given the improvement in the Company’s profitability from continuing operations in 2002 compared to the prior year and the successfully completed divestitures of four of the Company’s non-core operating businesses during 2002.

Submitted by the Compensation Committee of the Board of Directors

Donald Conklin

Fred Drasner (Chairman)

Executive Employment Contracts

The Company has entered into employment agreements with each of the named officers below and on such terms and conditions as are described.

Eran Broshy.    On June 14, 1999, Snyder Communications, Inc. retained the services of Mr. Broshy as President of Snyder Communications, Inc.’s healthcare group. Under the terms of Mr. Broshy’s employment agreement, which was assumed by the Company in connection with the spin-off from Snyder Communications, Inc., he is entitled to an initial annual base salary of $425,000; his base salary currently in effect is $504,700. He is also eligible for an annual bonus award of up to 100% of annual base salary based on certain performance measures. Under his employment agreement, the Company granted to Mr. Broshy 503,938 non-qualified options to purchase Common Stock at an exercise price equal to $7.9375, the closing price of Company Common Stock on the date of the spin-off. Mr. Broshy’s options vest at the rate of 25% per year on each anniversary of the grant date, provided he is still employed by the Company on the applicable vesting date. Under the Company’s May 2002 Employee Stock Option Exchange Offer, Mr. Broshy elected to tender these options to the Company in exchange for an equivalent number of replacement options with an exercise price equal to $4.00, but with each vesting date under the vesting schedule extended by six months. In December 2002 the Company granted Mr. Broshy options to purchase an additional 120,000 shares of common stock at an exercise price of $1.66 per share, vesting over a four-year period. Mr. Broshy’s employment agreement also provided for a grant of an aggregate of $2,500,000 (314,960 shares) in restricted Common Stock at September 27, 1999, 80% of which is currently vested and the remaining 20% which will vest on September 27, 2003, provided he is still employed by the Company on that vesting date. The restricted stock grant provided for in his employment agreement will prohibit Mr. Broshy from transferring any of his Common Stock for a period of four years after the original grant date. The agreement provides that upon a “change in control” of the Company, the vesting of both the stock options and restricted stock will accelerate so that Mr. Broshy’s options and restricted stock would be fully vested. For purposes of his employment agreement, “change in control” means any sale, transfer or other disposition of all or substantially all of the assets of the Company or the consummation of a merger or consolidation of the Company which results in the Company’s stockholders immediately prior to such transaction owning, in the aggregate, less than a majority of the surviving entity. Furthermore, Mr. Broshy’s employment agreement provides that he may borrow up to $500,000 from the Company on a non-recourse basis exclusively for the purchase of Common Stock, which would be pledged to secure the loan. In September 1999, Mr. Broshy borrowed these funds for the purchase of 45,000 shares of the Company’s Common Stock, subject to the terms of a promissory note dated September 30, 1999 and payable on September 30, 2003. In December 2002 the Company cancelled the loan, and Mr. Broshy agreed to return the shares to the Company.

John R. Emery.    Ventiv Health, Inc. entered into an employment with John R. Emery on August 13, 2001. Mr. Emery is entitled to an initial annual base salary of $270,000; his base salary currently in effect is $286,443. He is also eligible for an annual target bonus of 40% of annual base salary. In August 2001 the Company granted him options to purchase 200,000 shares of common stock at an exercise price of $9.99 per share, vesting over a four-year period. Under the Company’s May 2002 Employee Stock Option Exchange Offer, Mr. Emery elected to tender these options to the Company in exchange for an equivalent number of replacement options with an exercise price equal to $4.00, but with each vesting date under the vesting schedule extended by six months. In December 2002 the Company granted Mr. Emery options to purchase an additional 80,000 shares of common stock at an exercise price of $1.66 per share, vesting over a four-year period. In the event of Mr. Emery’s termination without cause, he is entitled to receive his base salary until the earlier of twenty-six (26) weeks after his termination or the date he gains new employment. The agreement provides that upon a “change in control” of the Company, the vesting of stock options will accelerate so that Mr. Emery’s options would be fully vested in the event that Mr. Emery is terminated without cause within six months following the change in control. For purposes of his employment agreement, “change in control” means any sale, transfer or other disposition of all or substantially all of the assets of the Company or the consummation of a merger or consolidation of the Company which results in the Company’s stockholders immediately prior to such transaction owning, in the aggregate, less than a majority of the surviving entity. Mr. Emery’s agreement also provides that in the event of a change in control, Mr. Emery will be eligible for payments of up to one year of base salary in lieu of severance or any other payments, in the event that Mr. Emery has appropriately fulfilled his obligations to facilitate a change in control of the Company for a period of up to one year following the change in control.

Leonard J. Vicciardo.    Mr. Vicciardo’s previous employment agreement with Health Products Research, Inc., a subsidiary of the Company, dated October 26, 1998, has expired. The Company entered into a new employment agreement with Mr. Vicciardo effective as of January 1, 2001. Mr. Vicciardo is entitled to an initial annual base salary of $273,000; his base salary currently in effect is $289,625. He is also eligible for an annual bonus award of up to 100% of annual base salary based on certain performance measures. Under this employment agreement and previous agreements, the Company has granted Mr. Vicciardo non-qualified options to purchase an aggregate of 207,000 shares of Common Stock at exercise prices ranging from $1.66 to $12.56. Mr. Vicciardo’s options vest at the rate of 25% per year on each anniversary of the grant date, provided he is still employed by the Company on the applicable vesting date. Under the Company’s May 2002 Employee Stock Option Exchange Offer, Mr. Vicciardo elected to tender 87,000 of these options to the Company in exchange for an equivalent number of replacement options with an exercise price equal to $4.00, but with each vesting date under the vesting schedule extended by six months. In the event of Mr. Vicciardo’s termination without cause, he is entitled to receive his base salary until the earlier of twenty-six (26) weeks after his termination or the date he gains new employment. The agreement provides that upon a “change in control” of the Company, the vesting of stock options will accelerate so that Mr. Vicciardo’s options would be fully vested in the event that Mr. Vicciardo is terminated without cause within six months following the change in control. For purposes of his employment agreement, “change in control” means any sale, transfer or other disposition of all or substantially all of the assets of the Company or the consummation of a merger or consolidation of the Company which results in the Company’s stockholders immediately prior to such transaction owning, in the aggregate, less than a majority of the surviving entity. Mr. Vicciardo’s agreement also provides that in the event of a change in control, Mr. Vicciardo will be eligible for payments of up to one year of base salary in lieu of severance or any other payments, in the event that Mr. Vicciardo has appropriately fulfilled his obligations to facilitate a change in control of the Company for a period of up to one year following the change in control.

Terrell G. Herring.    Mr. Herring’s employment agreement executed in April 2002 entitles him to an initial annual base salary of $230,000; his base salary currently in effect is $283,250. He is also eligible for an annual bonus of up to 80% of base salary based on certain performance measures. The Company has granted Mr. Herring non-qualified options to purchase an aggregate of 186,000 shares of common stock, at exercise prices ranging from $1.66 to $12.56. Mr. Herring elected not to tender any of these options under the Company’s May 2002 Employee Stock Option Exchange Offer. In the event of Mr. Herring’s termination without cause, he is entitled to receive his base salary until the earlier of twenty-six (26) weeks after his termination or the date he gains new employment. The agreement provides that upon a “change in control” of the Company, the vesting of stock options will accelerate so that Mr. Herring’s options would be fully vested in the event that Mr. Herring is terminated without cause within six months following the change in control. For purposes of his employment agreement, “change in control” means any sale, transfer or other disposition of all or substantially all of the assets of the Company or the consummation of a merger or consolidation of the Company which results in the Company’s stockholders immediately prior to such transaction owning, in the aggregate, less than a majority of the surviving entity. Mr. Herring’s agreement also provides that in the event of a change in control, Mr. Herring will be eligible for payments of up to one year of base salary in lieu of severance or any other payments, in the event that Mr. Herring has appropriately fulfilled his obligations to facilitate a change in control of the Company for a period of up to one year following the change in control.

Each of the employment agreements described above contains a non-competition commitment during the term of employment and for a period of 12 months after termination of employment. Additionally, each employment agreement contains a non-solicitation provision and provides for assignment by the employee to his employer of any work products developed by him during the term of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 30, 1999, under a Secured Nonrecourse Promissory Note (the “Note”), the Company loaned Eran Broshy $500,000 for the purpose of acquiring shares of common stock of the Company. Mr. Broshy, in October 1999, purchased 45,000 shares of common stock of the Company (the “Pledged Shares”). Pursuant to the terms of the Note, Mr. Broshy may prepay on the loan at any time, or from time to time, but he must pay the $500,000, plus interest computed at the rate of 6% per annum, in full, on or before September 30, 2003. In connection with the Note, Mr. Broshy and the Company executed a Pledge and Security Agreement, whereby the Company received a first priority security interest in the Pledged Shares, the certificates representing the Pledged Shares, and all dividends, distributions, cash, instruments and other property or proceeds that may be received or distributed in respect of or in exchange for any or all of the Pledged Shares. In December 2002 the Company cancelled the loan, and Mr. Broshy agreed to return the Pledged Shares to the Company.

STOCKHOLDER RETURN PERFORMANCE GRAPH

SEC rules require proxy statements to contain a performance graph comparing the performance of the Company’s Common Stock against a broad market index and against either a published industry or line-of-business index or a group of peer issuers. The following graph compares the cumulative total return on a $100 investment in the Company’s Common Stock against the cumulative total return on a similar investment in (i) the Total Return Index for The Nasdaq Stock Market (US) and (ii) Nasdaq Health Services Stocks. The graph assumes that all investments were made on September 23, 1999 (the date Ventiv’s common stock began trading on a “when issued” basis) and are held through the year ended December 31, 2002 and that all dividends are reinvested on a daily basis.

Ventiv Health vs. The Nasdaq Stock Market (US) vs. Nasdaq Health Services

(Dividends reinvested daily)

	1999			2000				2001				2002
	9/23	9/30	12/31	3/31	6/30	9/29	12/29	3/31	6/30	9/29	12/31	3/28	6/28	9/30	12/31

Ventiv Health, Inc	$100	$110	$102	$112	$124	$140	$140	$171	$229	$45	$41	$22	$31	$11	$23
The Nasdaq Stock Market (US)	$100	$100	$147	$166	$144	$132	$89	$66	$78	$54	$70	$67	$53	$43	$49
Nasdaq Health Services Stocks	$100	$99	$97	$101	$103	$114	$133	$120	$145	$138	$142	$148	$142	$125	$122

Returns for the Company’s Common Stock depicted in the graph are not necessarily indicative of future performance.

The above graph shall not have been deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market System. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the Common Stock and other equity securities of the Company. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers, directors and greater than ten percent (10%) beneficial stockholders, the Company believes that during the year ended December 31, 2002, no persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis. All persons subject to the reporting requirements of Section 16(a) are in the process of filing the requisite forms and reports to disclose reportable transactions.

PROPOSAL 2 —APPOINTMENT OF INDEPENDENT AUDITORS

Action will be taken at the Annual Meeting with respect to the ratification of the appointment of our independent public accountants for the fiscal year ended December 31, 2003. Deloitte & Touche LLP served as the Company’s independent public accountants for the year ended December 31, 2002. A representative of Deloitte & Touche LLP has been invited to be present at the Annual Meeting, to make a statement and respond to questions. Although the Company’s Board of Directors is not required to submit its selection of auditors for stockholder approval, the Board has elected to seek ratification by stockholders at the annual meeting of its appointment of Deloitte & Touche LLP to serve as the Company’s auditors for 2003.

On June 19, 2002, the Board of Directors adopted the recommendation of the Audit Committee that Arthur Andersen LLP be dismissed as the Company’s auditors upon the later of: (i) the engagement of a new independent public accounting firm or (ii) the filing of the Company’s quarterly report on Form 10-Q for the period ending June 30, 2002. On July 12, 2002, the Company dismissed Arthur Andersen LLP as Company’s auditors and the Board of Directors, upon the recommendation of its Audit Committee, engaged Deloitte & Touche LLP as the Company’s new independent auditors.

Arthur Andersen LLP’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000 and the subsequent interim period through July 12, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years. Further, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During each of the years ended December 31, 2000 and 2001 and through July 12, 2002, the Company did not consult Deloitte & Touche LLP with respect to any matters or events set forth in Item 304(a)(2)(i)

and (ii) of Regulation S-K. Subsequent to July 12, 2002, it was determined that because AICPA Standard 508 determines that the Company’s treatment of its divested businesses as discontinued operations represents a significant change to the Company’s current and prior-period financial statements, and since the Company’s prior auditor, Arthur Anderson LLP, no longer exists, the Company’s current auditor, Deloitte & Touche LLP, was required to re-audit the Company’s prior-year financial results for the years ended 2000 and 2001. Deloitte & Touche LLP completed this re-audit in conjunction with its audit of the Company’s 2002 financial results.

Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP:

Audit Fees	$1,216,000
Audit-Related Fees	0
Tax Fees	0
All Other Fees	0

The $1,216,000 of audit fees billed by Deloitte & Touche LLP includes $441,000 for the audit of 2002-year financial results and an estimated $775,000 for the re-audit of 2000 and 2001 year financial results.

The Audit Committee is in the process of adopting policies and procedures requiring the pre-approval of non-audit services that may be provided to the Company by its independent auditor. The Company will comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services. We expect that the independent auditors may provide from time to time certain audit-related, tax and “all other” products and services to the Company and its affiliates, including tax advisory services and audit related services.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If a stockholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy statement for the 2004 Annual Meeting, the proposal must be sent by certified mail-return receipt requested and must be received at the executive offices of the Company at 200 Cottontail Lane, Vantage Court North, Somerset, NJ, 08873, no later than December 31, 2003. All proposals must conform to the rules and regulations of the Securities and Exchange Commission (the “SEC”). SEC Rule 14a-4(c)(1) provides that, if the proponent of a stockholder proposal fails to notify the Company at least forty-five (45) days prior to the month and day of mailing of the prior year’s proxy statement, the proxies of the Company’s management would be permitted to use their discretionary authority at the Company’s next annual meeting of stockholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the Company’s 2004 Annual Meeting of Stockholders, the deadline is April 1, 2004.

PROXY

VENTIV HEALTH, INC.

200 Cottontail Lane

Vantage Court North

Somerset, New Jersey 08873

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eran Broshy and John R. Emery as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent to vote as designated on the reverse side of this card, all of the shares of Common Stock of Ventiv Health, Inc. held of record by the undersigned on April 28, 2003 at the 2003 Annual Meeting of Stockholders to be held on June 18, 2003 or any adjournment or postponement thereof.

[TO BE SIGNED ON REVERSE SIDE.]

PLEASE RETAIN THIS ADMISSION TICKET

for the

Annual Meeting of Stockholders

of

VENTIV HEALTH, INC.

JUNE 18, 2003

3:00 P.M., LOCAL TIME

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS ANNUAL MEETING, WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD BELOW.

IF YOU PLAN TO ATTEND THE 2003 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD BELOW.

PRESENT THIS TICKET TO THE VENTIV HEALTH, INC. REPRESENTATIVE AT THE ENTRANCE TO THE MEETING ROOM.

Please Detach and Mail in the Envelope Provided

Proposal Number 1—Election of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal.

☐ FOR ALL NOMINEES	NOMINEES
☐ WITHHOLD AUTHORITY	° Daniel M. Snyder
FOR ALL NOMINEES	° Eran Broshy
☐ FOR ALL EXCEPT:	° Fred Drasner
(See Instructions Below)	° A. Clayton Perfall
° Donald Conklin
° John R. Harris

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    •

Proposal Number 2 – Ratify appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the proxies on such other business as may properly come before the 2003 Annual Meeting.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the 2003 Annual Meeting.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Do you plan to attend the 2003 Annual Meeting?                                Yes  ☐            No  ☐

Signature	Signature	Dated , 2003
IF HELD JOINTLY

Note:	Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.